Exhibit 10.12
Compensatory Arrangements for Named Executive Officers
The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including Named Executive Officers (or “NEOs”), receive (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., Qualified Defined Benefit Plan; Qualified Defined Contribution Plan; and Nonqualified Defined Benefit Portion of the Benefit Equalization Plan; and (c) health and welfare programs and other benefits. In addition, in the category of retirement-related benefits, the Bank offered the Nonqualified Defined Contribution Portion of the Benefits Equalization Plan, a Nonqualified Deferred Compensation Plan and a Nonqualified Profit Sharing Plan through and until November 10, 2009. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay. An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.
The annual base salaries for the Named Executive Officers are as follows (whole dollars):

	2009 (1)	2010 (2)

Alfred A. DelliBovi	$649,494	$678,721
Patrick A. Morgan	319,154	330,324
Peter S. Leung	423,294	438,109
Paul B. Héroux	300,980	311,514
Kevin M. Neylan	310,415	321,280
More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.
1 Figures represent salaries approved by the Bank’s Board of Directors for the year 2009.
2 Figures represent salaries approved by the Bank’s Board of Directors for the year 2010.